August 13, 2008
Mr. John Park
4837 Ramsdell Ave.
La Crescenta, CA 91214
Dear Mr. Park:
     Hanmi Bank is pleased to extend an offer of employment to you as an Executive Vice President and Chief Credit Officer, on a full-time basis. In this position, you will be classified as an exempt employee, and are not eligible for overtime. Your annual starting salary will be $210,000 and you will receive the following incentives/ benefits:
•	Up to 50% Annual Salary Incentive Compensation based on a set of goals (not pro-rated for year 2008)

•	30,000 Stock Option Grant

•	5,000 Restricted Stock Grant

•	Auto allowance $700 per month

•	Cell phone allowance $100 per month plus Gas Card

•	401K Plan

•	20 days of paid annual vacation

•	Immediate coverage of health insurance

•	Other benefits as offered to all bank employees
     All benefits are subject to change at the Bank’s sole discretion and also subject to the terms and conditions contained in the Bank’s employee handbook. This offer is conditional on you providing an acceptable evidence of your legal right to work and on the Bank’s review and approval of the results of a background and/or credit investigation.
     We greatly look forward to having you join our Bank and become a member of our team. However, we recognize that you retain the option, as does the Bank, of ending your employment with the Bank at any time, with or without notice and with or without cause. As such, your employment with the Bank is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.
     If you plan to accept this offer, please be sure to return a signed copy of this letter to me or Human Resources Department immediately. We look forward to your joining our team at Hanmi Bank.

Sincerely,
/s/ Jay S. Yoo
Jay S. Yoo
President & CEO

I accept the offer from Hanmi Bank.

/s/ John Park	August 13, 2008

Name & Signature	Date